Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 26, 2011
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNS $1,485,000 FOR 2010
Fourth quarter earnings are ($1,197,000) after loan loss reserve is increased by more than $3 million in fourth quarter
BILOXI, MS (January 26, 2011)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $1,485,000 in 2010, despite recording a loss of $1,197,000 in fourth quarter due to a $3,065,000 loan loss provision, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.
The loan loss reserve at the end of 2010 totaled $6,650,000, compared to $7,828,000 at the end of 2009. Charge-offs in 2010 totaled $8,291,000, of which $5,514,000 were taken in the fourth quarter. Nonaccrual loans were $14,537,000 as of December 31, 2010, a decrease of $7,469,000 from December 31, 2009, as a result of charge-offs and foreclosure on non-performing loans.
“We continued to purge our balance sheet of non-performing loans during the most recent quarter,” said Swetman. “This is the most painful process any of us has ever seen, but it is in the long-term best interest of our bank,” he added.
Earnings per share for 2010 totaled $.29 per average weighted share, compared to $.62 per average weighted share in 2009. Earnings per share figures are based on average weighted shares outstanding of 5,151,661 and 5,170,430 for the twelve months ended December 31, 2010 and 2009, respectively.
Loan balances at the end of 2010 totaled $410 million, 12% lower than $465 million on the books at the end of 2009. “Our lower loan volume reflects the sluggish economic climate that pervades the Mississippi Gulf Coast region, as businesses across virtually every category here remain ultra-cautious about expansion,” said Swetman.
“Despite these difficult economic circumstances, our operations remain profitable and our primary capital base remains strong,” said Swetman. “In fact, our capital ratio increased 47 basis points, so that at the end of 2010, our primary capital reached 12.96%, compared to 12.49% at the end of 2009,” he said.
Founded in 1896, with $786 million in assets as of December 31, 2010, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited) (In thousands, except weighted average shares and per share figures)

	Three Months Ended December 31,		Year Ended December 31,
EARNINGS SUMMARY	2010	2009	2010	2009

Net interest income	$5,795	$7,026	$25,074	$26,888
Provision for loan losses	3,065	1,500	6,845	5,225
Non-interest income	2,083	2,762	10,114	10,146
Non-interest expense	7,033	7,327	27,581	27,636
Income taxes	(1,023)	619	(723)	954
Net income	(1,197)	342	1,485	3,220
Earnings per share	(.23)	.06	.29	.62

	Three Months Ended December 31,		Year Ended December 31,
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES	2010	2009	2010	2009

Allowance for loan losses, beginning of period	$8,995	$8,107	$7,828	$11,114
Recoveries	104	234	268	569
Charge-offs	(5,514)	(2,013)	(8,291)	(9,080)
Provision for loan losses	3,065	1,500	6,845	5,225

Allowance for loan losses, end of period	$6,650	$7,828	$6,650	$7,828

	December 31,
ASSET QUALITY	2010	2009

Allowance for loan losses as a percentage of loans	1.62%	1.68%
Loans past due 90 days and still accruing	$2,962	$4,218
Nonaccrual loans	14,537	22,006

	December 31,
PERFORMANCE RATIOS	2010	2009

Return on average assets	.18%	.36%
Return on average equity	1.45%	3.06%
Net interest margin	3.42%	3.36%
Efficiency ratio	97%	87%
Primary capital	12.96%	12.49%

	December 31,
BALANCE SHEET SUMMARY	2010	2009

Total assets	$786,545	$869,007
Loans	409,899	464,976
Securities	295,201	323,689
Other real estate (ORE)	5,744	1,521
Total deposits	484,140	470,701
Total federal funds purchased	140,102	174,431
Shareholders’ equity	101,357	103,588
Book value per share	19.68	20.11
Weighted average shares	5,151,661	5,170,430